PROSPECTUS SUPPLEMENT (To Prospectus Dated July 1, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-124121
FNB FINANCIAL SERVICES, LP
$350,000,000
SUBORDINATED TERM NOTES AND DAILY NOTES
F.N.B. CORPORATION
SUBORDINATED TERM NOTES AND DAILY NOTES
Pursuant to the prospectus, FNB Financial Services, LP is offering up to
Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the “New Notes”), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the “Company”). The Company is no longer offering Outstanding Notes, and reserves the right to redeem Outstanding
Notes which are not exchanged for corresponding New Notes. Holders of
Outstanding Daily Notes will no longer be permitted to add to the outstanding principal balance of such Notes. Any Outstanding Notes that are not exchanged will remain outstanding, and may be renewed or redeemed in accordance with their terms.
The following annual interest rates are applicable to both New Notes and
Outstanding Notes effective JULY 1, 2006.

	ANNUAL
	INTEREST
	RATE	A.P.Y.
Subordinated Daily Notes	4.40%	4.47%

Subordinated Special Daily Notes	5.15%	5.25%
MINIMUM BALANCE $25,000.00

Subordinated Term Notes
3 Month	4.65%	4.73%
6 Month	4.80%	4.89%
9 Month SPECIAL	5.00%	5.09%
12 Month	5.15%	5.25%
15 Month SPECIAL	5.50%	5.61%
18 Month	5.25%	5.35%
21 Month	N/A	N/A
24 Month	5.30%	5.41%
27 Month	5.35%	5.46%
30 Month	5.40%	5.51%
36 Month SPECIAL	6.00%	6.14%
48 Month	5.50%	5.61%
60 Month	5.50%	5.61%
84 Month	5.50%	5.61%
120 Month	5.50%	5.61%
This Prospectus Supplement is dated JULY 1, 2006.

Rates\FNBFSLP\SecProsSupple712006	BP 30-Jun-06